Exhibit 10.1

Fairmount Santrol Holdings Inc.

Executive Change in Control Severance Plan

ARTICLE I

PURPOSE

This Executive Change in Control Severance Plan (the “Plan”) has been established by the Company on January 1, 2015 (the “Effective Date”) to provide Participants with the opportunity to receive severance protections in connection with a Change in Control of the Company. The purpose of the Plan is to attract and retain talent and to assure the present and future continuity, objectivity and dedication of management in the event of any Change in Control to maximize the value of the Company on a Change in Control. The Plan is intended to be a top hat welfare benefit plan under ERISA and to cover only employees who are members of a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA. The Plan shall be construed and administered in such a manner, and benefits shall be limited by the Administrator in his, her or its discretion, such that, where applicable, this Plan shall not be an “employee pension benefit plan” under Section 3(2) of ERISA. The Plan operates on the basis of the calendar year

Capitalized terms used but not otherwise defined herein have the meanings set forth in Article II.

ARTICLE II

DEFINITIONS

“Accountants” has the meaning set forth in Section 7.03.

“Administrator” means the Compensation Committee or any committee thereof duly authorized by the Compensation Committee to administer the Plan; provided, however, that upon and after the occurrence of a Change in Control, the “Administrator” shall be at least three individuals selected by the CEO; provided, further, that the Compensation Committee, as constituted immediately prior to the Change in Control, shall continue to be the Administrator until the date on which any individual selected by the CEO accepts the responsibility as the Administrator.

“Affiliate” means, as of any date, any corporation or business organization that would be treated as a single employer with the Company under Section 414(b) or (c) of the Code.

“Appeals Committee” means the Board or any committee thereof duly authorized to review any appeal brought pursuant to Article VIII; provided, however, that upon and after the occurrence of a Change in Control, the “Appeals Committee” shall be at least three individuals selected by the CEO who are not also serving as the Administrator; provided, further, that the Board, as constituted immediately prior to the Change in Control, shall continue to be the Appeals Committee until the date on which any individual selected by the CEO accepts the responsibility as the Appeals Committee.

“Applicable Severance Multiplier” means

(a) three (3) for any Participant who is a Tier I participant, as set forth on Exhibit A attached hereto; and

(b) two (2) for any Participant who is a Tier II participant, as set forth on Exhibit A attached hereto.

“Board” means the Board of Directors of the Company, as constituted from time to time.

“Cause” means that, prior to any termination of employment, a Participant has:

(a) committed and been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company, an Affiliate or any Subsidiary;

(b) committed intentional wrongful damage to property of the Company, an Affiliate or any Subsidiary;

(c) committed intentional wrongful disclosure of secret processes or confidential information of the Company, an Affiliate or any Subsidiary;

(d) violated the terms of any non-competition, non-solicitation or non-disparagement agreement with the Company, an Affiliate or any Subsidiary ; or

(e) committed gross negligence in the performance of his or her material duties to the Company, an Affiliate or any Subsidiary;

(f) violated the terms of the Company’s code of ethics policy;

and any such act or omission shall have been demonstrably and materially harmful to the Company, an Affiliate or any Subsidiary.

For purposes of this Plan, no act or failure to act on the Participant’s part shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company. Notwithstanding the foregoing, a Participant shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three quarters (3/4) of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Participant and an opportunity for him or her, together with his or her counsel (if he or she chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Participant had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the Participant’s (or his or her beneficiaries’) right to contest the validity or propriety of any such determination.

“CEO” means the individual who, immediately prior to the Change in Control, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer immediately prior to the Change in Control.

“Change in Control” means the occurrence of any of the following events:

(a) A “change in the ownership of the Company” which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; however, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a “change in the ownership of the Company” (or to cause a “change in the effective control of the Company” within the meaning of clause (b) below) and an increase of the effective percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph; provided, further, however, that for purposes of this clause (a), any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company shall not constitute a Change in Control. This clause (a) applies only when there is a transfer of the stock of the Company (or issuance of stock) and stock in the Company remains outstanding after the transaction;

(b) A “change in the effective control of the Company” which shall occur on the date that either (i) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, except for any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (ii) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of a “change in the effective control of the Company,” if any one person, or more than one person acting as a group, is considered to effectively control the Company within the meaning of this clause (b), the acquisition of additional control of the Company by the same person or persons is not considered a “change in the effective control of the Company,” or to cause a “change in the ownership of the Company” within the meaning of clause (a) above; or

(c) A “change in the ownership of a substantial portion of the Company’s assets” which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Any transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in guidance issued pursuant to Section 409A of the Code and the guidance and regulations promulgated thereunder, shall not constitute a Change in Control.

For purposes of this definition of “Change in Control,” the provisions of Section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided, that, stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option. In addition, for purposes of this definition, “Company” includes (x) the Company, (y) the entity for whom a Participant performs services, and (z) an entity that is a stockholder owning more than 50% of the total fair market value and total voting power (a “Majority Shareholder”) of the Company or the entity identified in (y) above, or any entity in a chain of entities in which each entity is a Majority Shareholder of another entity in the chain, ending in the Company or the entity identified in (y) above.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“COBRA Amount” has the meaning set forth in Section 4.01(c).

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Company” means Fairmount Santrol Holdings, Inc., a Delaware corporation, and any successor thereto.

“Compensation Committee” means the Compensation Committee of the Board.

“Covered Payments” has the meaning set forth in Section 7.01.

“Covered Period” means the period of time beginning on the first occurrence of a Change in Control and lasting through the two-year anniversary of the occurrence of the Change in Control. The Covered Period shall also include the sixty- (60) day period before the occurrence of the Change in Control if a Qualifying Termination occurs during such period and the Change in Control occurs.

“Effective Date” has the meaning set forth in Article I.

“Eligible Employee” means any full-time employee of the Company or any Subsidiary or Affiliate who is an executive officer and any other full-time employee of the Company or any Subsidiary or Affiliate who is recommended by the chief executive officer to the Administrator to be a key employee who should be eligible to participate in the Plan. Notwithstanding the foregoing, eligible employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 404 of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excise Tax” has the meaning set forth in Section 7.01.

“Good Reason” means:

(a) a material reduction in the Participant’s base salary;

(b) a material reduction in the Participant’s target annual bonus opportunity;

(c) a relocation of the Participant’s principal place of employment by more than fifty (50) miles;

(d) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under the Plan in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operation of law; or

(e) a material, adverse change in the Participant’s title, reporting relationship, authority, duties or responsibilities (other than temporarily while the Participant is physically or mentally incapacitated or as required by applicable law).

The Participant cannot terminate his or her employment for Good Reason unless he or she has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances, if curable. If the Participant does not terminate his or her employment for Good Reason within ninety (90) days after the first occurrence of the applicable grounds, then the Participant will be deemed to have waived his or her right to terminate for Good Reason with respect to such grounds.

“Parachute Payments” has the meaning set forth in Section 7.01.

“Participant” has the meaning set forth in Section 3.01.

“Plan” means this Fairmount Santrol Holdings Inc. Executive Change in Control Severance Plan, as may be amended and/or restated from time to time.

“PPACA” has the meaning set forth in Section 4.01(c).

“Pro-rata Bonus” has the meaning set forth in Section 4.01(b).

“Qualifying Termination” means the termination of a Participant’s employment during the Covered Period either:

(a) by the Company, an Affiliate or any Subsidiary without Cause; or

(b) by the Participant for Good Reason.

A Qualifying Termination that occurs during the sixty- (60) day period before the first occurrence of a Change in Control will be deemed to occur upon the occurrence of the Change in Control for purposes of the Plan.

“Reduced Amount” has the meaning set forth in Section 7.01(a).

“Release” has the meaning set forth in Section 6.01(b).

“Severance” has the meaning set forth in Section 4.01(a).

“Severance Agreement” has the meaning set forth in Section 6.01(b).

“Specified Employee Payment Date” has the meaning set forth in Section 10.13(b).

“Subsidiary” means a corporation, company or other entity (a) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

ARTICLE III

PARTICIPATION

Section 3.01 Participants. The Administrator shall designate and provide written notice to each Eligible Employee chosen by the Administrator to participate in the Plan (each, a “Participant”), which written notice shall indicate whether the Participant shall be a Tier I Participant or a Tier II Participant. Exhibit A of the Plan, as it may be updated from time to time by the Administrator, shall at all times contain a current list of Participants and indicate whether such Participants are Tier I Participants or Tier II Participants.

Section 3.02 Removal. The Administrator may (i) remove a Participant from participating in the Plan; (ii) reduce a Participant’s Applicable Severance Multiplier; or (iii) change the respective tier for a Participant by providing, in each case, at least ninety- (90) days’ advance written notice to the Participant; provided that no such removal, removal or change in tier will be effective if made during the Covered Period.

ARTICLE IV

SEVERANCE

Section 4.01 Severance. If, during the Covered Period, a Participant has a Qualifying Termination, then, subject to Article VI, the Company will provide the Participant with the following:

(a) Severance in an amount equal to the product of the Participant’s Applicable Severance Multiplier times the sum of (i) the Participant’s base salary in effect on the Qualifying Termination or, if greater, in effect on the first occurrence of a Change in Control, plus (ii) the Participant’s target annual cash bonus for the year in which the Qualifying Termination occurs, or, if greater, in effect on the first occurrence of a Change in Control (“Severance”).

Subject to Section 10.13, Severance will be paid in a single lump-sum on the sixty-first (61st) day following the Qualifying Termination;

(b) A prorated annual bonus equal to the product of (i) the annual bonus, if any, that the Participant would have earned for the entire fiscal year in which the Qualifying Termination occurs at target level; and (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the fiscal year in which the Qualifying Termination occurs and the denominator of which is the number of days in such year (a “Pro-rata Bonus”).

Subject to Section 10.13, a Participant’s Pro-rata Bonus shall be paid on the sixty-first (61st) day following the Qualifying Termination; and

(c) A lump sum payment equal to the total amount of eighteen (18) months’ of premiums (plus any administrative fees) for the Participant and his or her eligible dependents to receive extended coverage under the Company’s group health plans under COBRA (the “COBRA Amount”). Notwithstanding the foregoing, if the Company’s paying the COBRA Amount under this Section 4.01(c) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (the “PPACA”), the Company shall reform this Section 4.01(c) in a manner as is necessary to comply with the PPACA. Subject to Section 10.13, any Payment of the COBRA Amount pursuant to this Section 4.01(c) shall be paid to the Participant on the sixty-first (61st) day following the Qualifying Termination.

ARTICLE V

EQUITY AWARDS

Section 5.01 Equity Awards. The Plan does not affect the terms of any outstanding equity awards. The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Company equity plan or plans under which they were granted and any applicable award agreements.

ARTICLE VI

CONDITIONS

Section 6.01 Conditions. A Participant’s entitlement to any severance benefits under Article IV will be subject to:

(a) the Participant’s incurrence of a Qualifying Termination during the Covered Period; and

(b) the Participant’s execution and delivery (and non-revocation) of a release of claims in favor of the Company, its affiliates and their respective officers and directors as set forth on Exhibit B attached hereto (the “Release”) and such Release becoming effective and irrevocable within sixty (60) days following the Participant’s Qualifying Termination; and

(c) prior to the Participant’s Qualifying Termination, his or her execution and delivery to the Company of a Non-Competition and Non-Solicitation Agreement as set forth on Exhibit C.

ARTICLE VII

SECTION 280G

Section 7.01 Reduction. Notwithstanding any other provision of the Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to a Participant or for a Participant’s benefit pursuant to the terms of the Plan or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Article VII, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either:

(a) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”); or

(b) payable in full if the Participant’s receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Participant receiving an amount greater than the Reduced Amount.

Section 7.02 Order of Reduction. Any such reduction shall be made in accordance with Section 409A of the Code and the following:

(a) the Covered Payments that do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and

(b) all other Covered Payments shall then be reduced as follows: (i) cash payments shall be reduced before non-cash payments; and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

Section 7.03 Determinations. Any determination required under this Article VII shall be made in writing in good faith by an independent accounting firm selected by the Company (the “Accountants”), which shall provide detailed supporting calculations to the Company and the Participant as requested by the Company or the Participant. The Company and the Participant shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Article VII. For purposes of making the calculations and determinations required by this Article VII, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and the Participant. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Article VII.

ARTICLE VIII

CLAIMS PROCEDURES

Section 8.01 Initial Claims. In order to file a claim to receive benefits under the Plan, the Participant or his or her authorized representative must submit a written claim for benefits to the Plan within sixty (60) days after the Participant’s Qualifying Termination. Claims should be addressed and sent to:

Brian J. Richardson

Executive Vice President, Chief People Officer

8834 Mayfield Rd.

Chesterland, OH 44026

If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within ninety (90) days after the Administrator’s receipt of the

Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed one-hundred and eighty (180) days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial ninety- (90) day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:

(a) the specific reason or reasons for the denial of the Participant’s claim;

(b) references to the specific Plan provisions on which the denial of the Participant’s claim was based;

(c) a description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(d) a description of the Plan’s review procedure and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

Section 8.02 Appeal of Denied Claims. If the Participant’s claim is denied and he or she wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:

(a) Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Appeals Committee. This request for review must be filed no later than sixty (60) days after the Participant has received written notification of the denial.

(b) The Participant has the right to submit in writing to the Appeals Committee any comments, documents, records or other information relating to his or her claim for benefits.

(c) The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.

(d) The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his claim.

Section 8.03 Appeals Committee’s Response to Appeal. The Appeals Committee will provide the Participant with written notice of its decision within sixty (60) days after the Appeals Committee’s receipt of the Participant’s written claim for review. There may be special circumstances which require an extension of this sixty- (60) day period. In any such case, the Appeals Committee will notify the Participant in writing within the sixty- (60) day period and the final decision will be made no later than one-hundred and twenty (120) days after the

Appeals Committee’s receipt of the Participant’s written claim for review. The Appeals Committee’s decision on the Participant’s claim for review will be communicated to the Participant in writing and will clearly state:

(a) the specific reason or reasons for the denial of the Participant’s claim;

(b) reference to the specific Plan provisions on which the denial of the Participant’s claim is based;

(c) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits; and

(d) a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.

Section 8.04 Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(a) no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety;

(b) no claim for any such legal action may be brought after the one-year anniversary of the date of the Appeals Committee’s response to the appeal; and

(c) in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

Section 8.05 Legal Fees. In addition to all other amounts payable under the Plan, the Company will pay all legal fees and expenses incurred by a Participant in connection with any dispute arising out of or relating to the Plan or the interpretation thereof (including, without limitation, all such fees and expenses, if any, incurred in seeking to obtain or enforce any right or benefit provided by the Plan), regardless of the outcome of such proceeding; provided, however, that a Participant will not be entitled to recover such fees and costs if the court determines that the Participant’s claim was brought in bad faith or was frivolous. Any attorneys’ fees incurred by a Participant with respect to such a dispute shall be paid by the Company in advance of the final disposition of such action or challenge, as such fees and expenses are incurred, if the Participant agrees to repay such amounts if it is ultimately determined by the court that the Participant’s claim was brought in bad faith or was frivolous.

ARTICLE IX

ADMINISTRATION, AMENDMENT AND TERMINATION

Section 9.01 Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:

(a) administer the Plan according to its terms and to interpret Plan policies and procedures;

(b) resolve and clarify inconsistencies, ambiguities and omissions in the Plan and among and between the Plan and other related documents;

(c) take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts;

(d) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;

(e) process and approve or deny all claims for benefits; and

(f) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.

The decision of the Administrator and/or the Appeals Committee on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator and/or the Appeals Committee shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.

Section 9.02 Duration. Unless earlier terminated pursuant to Section 9.03, if a Change in Control has not occurred, the Plan will expire on the third (3rd) anniversary of the Effective Date; provided, that on each anniversary of the date the Plan would otherwise expire, the Plan will be automatically extended for an additional year; provided, further, that if a Change in Control occurs prior to the termination of the Plan, the Plan’s term shall not terminate prior to the end of the Covered Period.

Section 9.03 Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time prior to the occurrence of a Change in Control, by providing at least ninety (90) days’ advance written notice to each Participant. Any amendment or termination of the Plan shall not become effective until ninety (90) days following the date the Company provides notice to the Participants. Notwithstanding anything herein to the contrary, if a Change in Control occurs, then, during the Covered Period, neither the Company nor the Board (or any committee thereof) may terminate the Plan or amend the Plan if such amendment would materially and adversely affect any Participant unless required by applicable law.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 At-will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.

Section 10.02 Effect on Other Plans, Agreements and Benefits.

(a) Any severance benefits payable to a Participant under the Plan will be in lieu of and not in addition to any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Participant and the Company that provides for severance benefits (unless the policy, plan or agreement expressly provides for severance benefits to be in addition to those provided under the Plan); and (ii) any severance benefits payable to a Participant under the Plan will be reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations.

(b) Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.

Section 10.03 Mitigation and Offset. If the Participant obtains other employment, such other employment will not affect the Participant’s rights or the Company’s obligations under the Plan. The Company’s obligation to make the payments and provide the benefits required under the Plan will not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other rights that the Company may have against the Participant.

Section 10.04 Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.

Section 10.05 Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.

Section 10.06 Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

Section 10.07 Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.

Section 10.08 Transfer and Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid.

Section 10.09 Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.

Section 10.10 Governing Law. To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of Ohio without regard to conflicts of law principles. Any action or proceeding to enforce the provisions of the Plan will be brought only in a federal court located in the Northern District of Ohio, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

Section 10.11 Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Participant. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

Section 10.12 Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

Section 10.13 Section 409A.

(a) The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event shall the Company or any of its directors, officers or employees be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

(b) Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on the Participant’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Participant’s separation from service occurs shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on the Participant’s execution of a Release, the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed.

(c) To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit.